Exhibit 5.1
Stahl & Zelmanovitz
747 Third Avenue — Suite 33B
New York, NY 10017
August 10, 2009
Board of Directors
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509
Re: Prospectus Supplement
Ladies and Gentlemen:
Reference is made to the prospectus supplement of even date hereof (the “Prospectus Supplement”) of NGAS Resources, Inc., a British Columbia corporation (the “Company”), supplementing the prospectus included in the Company’s registration statement on Form S-3 (No. 333-144417), as amended (the “Registration Statement”), declared effective on November 7, 2007 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 3,480,000 units (the “Units”). Each Unit consists of one share of common stock, no par value, of the Company (the “Shares”) and a warrant (the “Warrants”) for 0.5 share of common stock, no par value, of the Company (the “Warrant Shares”). The Units will be issuable pursuant to an underwriting agreement of even date herewith (the “Agreement”) between the Company and BMO Capital Markets Corp., as sole underwriter (the “Underwriter”).
We have examined the Prospectus Supplement, the Registration Statement, the Notice of Articles, as amended, and Articles of the Company, the Agreement and such other records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, it is our opinion that:
1.	The Company is duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

2.	The Units offered pursuant to the Prospectus Supplement have been duly authorized and, when paid for by the Underwriter in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and, when issued and paid for by the holders of the Warrants pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement as counsel who will pass upon the legality of the Shares.
Yours very truly,
/s/ Stahl & Zelmanovitz
Stahl & Zelmanovitz